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Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

(Originally incorporated under the same name on December 12, 2000)

      Cogent Communications Group, Inc., (the "Corporation"), a corporation organized and existing under, and by virtue, of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY AS FOLLOWS:

      1.    That the name of the Corporation is Cogent Communications Group, Inc.

      2.    That on January 27, 2003 the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the approval of the stockholders therefor.

      3.    That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

      4.    This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

      The text of the Corporation's certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE 1. NAME.

      The name of the Corporation is Cogent Communications Group, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT.

      The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware. The name of its registered agent at such address is the Company Corporation.

ARTICLE 3. PURPOSE.

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE 4. CAPITAL STOCK.

      A.  Authorized Shares.  The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is one hundred twenty seven million three hundred seventy-six thousand two hundred twenty-nine (127,376,229) shares, of which: (i) twenty one million one hundred thousand (21,100,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) one hundred six million two hundred seventy-six thousand two hundred twenty-nine (106,276,229) shares, of a par value of $.001 per share, of Preferred Stock, one million two hundred fifty thousand (1,250,000) of which shall be authorized but unissued Preferred Stock, twenty-six million (26,000,000) of which shall be of a series designated as the "Series A Participating Convertible Preferred Stock" (the "Series A Preferred Stock"), twenty million (20,000,000) of which shall be of a series designated as the "Series B Participating Convertible Preferred Stock" (the "Series B Preferred Stock,"), fifty-two million one hundred thirty-seven thousand six hundred forty-three (52,173,643) of which shall be of a series designated as the "Series C Participating Convertible Preferred Stock" (the "Series C Preferred Stock"), three million four hundred twenty-six thousand two hundred ninety-three (3,426,293) of which shall be of a series designated as the "Series D Participating Convertible Preferred Stock" (the "Series D Preferred Stock"), and three million four hundred twenty-six thousand two hundred ninety-three (3,426,293) of which shall be of a series designated as the "Series E Participating Convertible Preferred Stock" (the "Series E Preferred Stock" and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, and any other shares of preferred stock which may be issued, the "Preferred Stock").

      The authorized but unissued Preferred Stock may be issued in one or more additional series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including (sinking fund provisions, if any, the redemption price or prices, the liquidation preferences, any other qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      Except as otherwise set forth in a certificate designating any currently authorized but unissued Preferred Stock, the designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

      B.  Preferred Stock.

      1.  Voting.

        (a)  Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Preferred Stock would receive upon conversion of such share of Preferred Stock held by such stockholder into Common Stock. Such determination shall be made with (1) respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        (b)  Notwithstanding the provisions of Article 4.B.1(a) hereof, for so long as at least 29,441,293 shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are outstanding in the aggregate, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class, shall be required to:

          (1)  Except pursuant to (i) employee stock option and similar incentive plans approved by the Board, (ii) the issuance of Common Stock upon the conversion of the 7.5% Convertible Subordinated Notes due 2007 of Allied Riser Communications Corporation (the "Notes") or the issuance of additional convertible debt or equity as a paid-in-kind interest payment the Notes approved by the Board of Directors or (iii) a conversion or exchange right set forth in this Certificate of Incorporation, designate, authorize, create, issue, sell, redeem or repurchase any class or series of equity securities or equity-backed securities of the

Corporation or any Subsidiary, including without limitation, capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity (collectively, "Equity Securities");

          (2)  Subject to the provisions of Article 4.B.4 hereof, declare or pay any dividends or make any distributions of any kind with respect to any outstanding Equity Securities of the Corporation or any Subsidiary;

          (3)  Approve the merger, consolidation, dissolution or liquidation of the Corporation or any Subsidiary, or any transaction having the same effect;

          (4)  Increase or decrease the aggregate number of authorized shares of Common Stock or Preferred Stock;

          (5)  Sell all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole, whether directly through a sale of the Corporation's interests in its Subsidiaries or other assets, or indirectly through a sale of the assets of its Subsidiaries, in one transaction or any series of transactions, or approve any transaction or series of transactions having the same effect;

          (6)  Cause, directly or indirectly, a material change in the nature of the business or strategic direction of the Corporation and its Subsidiaries, taken as a whole;

          (7)  Approve the filing for bankruptcy of or any decision not to take action to prevent a filing for bankruptcy or not to oppose an involuntary filing for bankruptcy or other winding up of the Corporation or any Subsidiary;

          (8)  Approve the establishment and maintenance of an Executive Committee of the Board of Directors or increase or decrease the number of directors composing the Board of Directors; or,

          (9)  Amend, repeal or modify any provision of the Certificate of Incorporation in a manner that adversely affects the rights, powers or preferences of the Preferred Stock.

        (c)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series A Preferred Stock, voting as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock to elect two (2) of the six (6) members of the Corporation's Board of Directors.

        (d)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series B Preferred Stock, voting as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock to elect one (1) of the six (6) members of the Corporation's Board of Directors.

        (e)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series C Preferred Stock, voting as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock to elect one (1) of the six (6) members of the Corporation's Board of Directors.

        (f)  Notwithstanding the provisions of Article 4.B.1(a) hereof, holders of Series A, Series B and Series C Preferred Stock, voting together as a class, will have the authority through the affirmative vote or consent of the holders of not less than a majority of the then outstanding shares of Series A, Series B and Series C Preferred Stock, to nominate one (1) of the three (3) members to be appointed to the Compensation Committee of the Corporation's Board of Directors.

      2.  Preferences on Liquidation, Dissolution etc.

        (a)  Liquidation Preference.  Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of any capital stock ranking senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any other class or series of capital stock of the Corporation ranking junior in preference to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, an amount equal to $1.00 per share (the "Series A Original Purchase Price") in the case of the Series A Preferred Stock, an amount equal to $4.55 per share (the "Series B Original Purchase Price") in the case of the Series B Preferred Stock, and an amount equal to $1.2467 per share (the "Series E Original Purchase Price") in the case of the Series E Preferred Stock, plus interest accruing on the Series A Original Purchase Price, the Series B Original Purchase Price or the Series E Original Purchase Price, as the case may be, from the issue date of the securities in respect of which the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, were issued, or the date the Series E Preferred Stock was issued, as applicable, through the date of such payment at a per annum rate of interest equal to the three month London Interbank Offered Rate, as announced on the first business day of each calendar quarter in the "Money Rates" column of the Eastern Edition of The Wall Street Journal, plus one hundred and fifty (150) basis points (as to all holders entitled thereto, the "Series A Aggregate Liquidation Preference" in the case of the Series A Preferred Stock, the "Series B Aggregate Liquidation Preference" in the case of the Series B Preferred Stock, and the "Series E Aggregate Liquidation Preference" in the case of the Series E Preferred Stock), an amount equal to the greater of (i) $1.2467 per share (the "Series C Original Purchase Price") plus interest accruing on the Series C Original Purchase Price from the issue date of the Series C Preferred Stock through the date of such payment at a per annum rate of interest equal to the three month London Interbank Offered Rate, as announced on the first business day of each calendar quarter in the "Money Rates" column of the Eastern Edition of The Wall Street Journal, plus one hundred and fifty (150) basis points, or (ii) $2.0091 (as to all holders entitled thereto, the "Series C Aggregate Liquidation Preference"), and an amount equal to the greater of (i) $1.2467 per share (the "Series D Original Purchase Price") plus interest accruing on the Series D Original Purchase Price from the issue date of the Series D Preferred Stock through the date of such payment at a per annum rate of interest equal to the three month London Interbank Offered Rate, as announced on the first business day of each calendar quarter in the "Money Rates" column of the Eastern Edition of The Wall Street Journal, plus one hundred and fifty (150) basis points, or (ii) $2.0091 (as to all holders entitled thereto, the "Series D Aggregate Liquidation Preference", and together with the Series A Aggregate Liquidation Preference, the Series B Aggregate Liquidation Preference, the Series C Aggregate Liquidation Preference and the Series E Aggregate Liquidation Preference, the "Aggregate Liquidation Preferences"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall be insufficient to permit the payment in full to them of the Series A, Series B, Series C, Series D and Series E Aggregate Liquidation Preferences, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective Aggregate Liquidation Preferences among such holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

        (b)  Remaining Liquidating Distributions.  After payment has been made in full to the holders of Preferred Stock of their respective Aggregate Liquidation Preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Preferred Stock are converted into shares of Common Stock at their then Applicable Conversion Rates (as defined in Article 4.B.3(c) below), until, with respect to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, such time, if ever, as the amount distributed pursuant to Article 4.B.2(a) above plus the amount distributed pursuant to the provisions of this paragraph equals, with respect to each outstanding share of Series A Preferred Stock, $3.00 (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events affecting the number of shares of Series A Preferred Stock then outstanding); with respect to each outstanding share of Series B Preferred Stock, $9.10 (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events affecting the number of shares of Series B Preferred Stock then outstanding); with respect to each outstanding share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, $3.7401 (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events affecting the number of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding) (the "Pari Passu Distributions"). After payment in full of the Aggregate Liquidation Preferences and the Pari Passu Distributions to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deemed to be redeemed and cancelled and the remaining assets and funds of the Corporation will be ratably distributed to all holders of the Common Stock.

        (c)  Assets other than Cash.  If assets other than cash are to be distributed to any holders of Preferred Stock or Common Stock pursuant to Article 4.B.2 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Preferred Stock or Common Stock pursuant to Article 4.B.2 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 4.B.2 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

        (d)  Amount Payable in Mergers, etc.  Unless the holders of not less than 66 2/3% of the voting power of the outstanding shares of the Preferred Stock (a "Two Thirds Interest") elect to have the provisions of Article 4.B.3(i) apply, the following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 4.B.2: a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation shall own less than a majority (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred or the sale, transfer or lease of all or substantially all of the assets of the Corporation (each a "Change of Control Transaction"). If such election is not made, all consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any capital stock of the Corporation ranking junior to the Preferred Stock in liquidation in accordance with the preferences and priorities set forth in Articles 4.B.2(a) and 4.B.2(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 4.B.2. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 4.B.2(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property, or otherwise causing such shares to be redeemed. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Any election by a Two Thirds Interest pursuant to this Article 4.B.2(d) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Two Thirds Interest hereunder, all holders of Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Preferred Stock or a Two Thirds Interest, as applicable, shall have the right to elect to give effect to the conversion rights contained in Article 4.B.3 or the rights contained in Article 4.B.3(i) instead of giving effect to the provisions contained in this Article 4.B.2(d) with respect to the shares of Preferred Stock held by such holders. The provisions of this Article 4.B.2(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America, or (3) a merger of the Corporation with or into an entity, substantially all of the outstanding equity securities (or equity-linked securities) of which are owned by then current holders of the Preferred Stock or their affiliates.

        (e)  Election to Convert.  Notwithstanding anything contained herein to the contrary, a holder of shares of Preferred Stock may elect to convert any or all of such shares of Preferred Stock into Common Stock at any time prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 4.B is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4.B.3 below.

      3.  Conversion Rights.  Conversion of the Preferred Stock into shares of Common Stock shall be subject to the following provisions:

        (a)  Optional Conversion.  Subject to and in compliance with the provisions of this Article 4.B.3, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series A Preferred Stock being converted; the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series B Preferred Stock being converted; the number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series C Preferred Stock being converted; the number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series D Preferred Stock being converted; and the number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series E Conversion Rate" then in effect (determined as provided in Article 4.B.3(b)) by the number of shares of Series E Preferred Stock being converted.

        (b)  Conversion Rates.  The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Original Purchase Price by the "Series A Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Series B Original Purchase Price by the "Series B Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing Series C Original Purchase Price by the "Series C Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series D Preferred Stock (the "Series D Conversion Rate") shall be the quotient obtained by dividing Series D Original Purchase Price by the "Series D Applicable Conversion Price," calculated as provided in Article 4.B.3(c). The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "Series E Conversion Rate") shall be the quotient obtained by dividing Series E Original Purchase Price by the "Series E Applicable Conversion Price," calculated as provided in Article 4.B.3(c).

        (c)  Applicable Conversion Prices.  The Series A Applicable Conversion Price shall initially be $10.00 (the "Series A Applicable Conversion Price"). The Series B Applicable Conversion Price shall initially be $35.05663 (the "Series B Applicable Conversion Price"). The Series C Applicable Conversion Price shall initially be $12.467 (the "Series C Applicable Conversion Price"). The Series D Applicable Conversion Price shall initially be $12.467 (the "Series D Applicable Conversion Price"). The Series E Applicable Conversion Price shall initially be $12.467 (the "Series E Applicable Conversion Price," and together with the Series A Applicable Conversion Price, the Series B Applicable Conversion Price, the Series C Applicable Conversion Price, and the Series D Applicable Conversion Price the "Applicable Conversion Prices"). The initial Applicable Conversion Prices shall be adjusted from time to time in accordance with this Article 4.B.3. All references to an Applicable Conversion Price herein shall mean the Applicable Conversion Price as so adjusted.

        (d)  Mechanics of Conversion.  Each holder of Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4.B.3 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

        (e)  Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date that the first share of the Series D Preferred Stock is issued (the "Series D Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Applicable Conversion Price in effect immediately before that subdivision with respect to the Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Applicable Conversion Price in effect immediately before the combination with respect to the Preferred Stock shall be proportionately increased. Any adjustment under this Article 4.B.3(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (f)  Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Applicable Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Applicable Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Applicable Conversion Price shall be adjusted pursuant to this Article 4.B.3(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Applicable Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

        (g)  Adjustments for Other Dividends and Distributions.  If the Corporation at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4.B.3 with respect to the rights of the holders of such shares of Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

        (h)  Adjustment for Reclassification. Exchange and Substitution.  If at any time or from time to time after the Series D Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4.B.3), in any such event each holder of shares of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (i)  Reorganizations. Mergers. Consolidations or Sales of Assets.  If at any time or from time to time after the Series D Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 4.B.3), as a part of such capital reorganization, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 4.B.3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Article 4.B.3 (including adjustment of the Applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. Notwithstanding anything contained herein to the contrary, the foregoing shall not apply with respect to any Change of Control Transaction unless holders of two-thirds of the Preferred Stock then outstanding so elect in accordance with the provisions of Article 4.B.2(d).

        (j)  Sale of Shares Below Applicable Conversion Price.

          (1)  If at any time or from time to time after the Series D Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4.B.3(e)-(i) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by the two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than (v) the then-effective Series A Applicable Conversion Price in the case of the Series A Preferred Stock or (w) the then-effective Series B Applicable Conversion Price in the case of the Series B Preferred Stock or (x) the then-effective Series C

Applicable Conversion Price in the case of the Series C Preferred Stock or (y) (x) the then-effective Series D Applicable Conversion Price in the case of the Series D Preferred Stock or (z) the then-effective Series E Applicable Conversion Price in the case of the Series E Preferred Stock, then in each such case the then existing Series A Applicable Conversion Price and/or Series B Applicable Conversion Price and/or Series C Applicable Conversion Price and/or Series D Applicable Conversion Price and/or Series E Applicable Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to a price, with respect to the Series C Applicable Conversion Price, the Series D Applicable Conversion Price and the Series E Applicable Conversion Price, equal to such Effective Price or to a price, with respect to the Series A Applicable Conversion Price and/or Series B Applicable Conversion Price, determined by multiplying the then Applicable Conversion Price for such series of Preferred Stock by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Applicable Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below).

          (2)  For the purpose of making any adjustment required under this Article 4.B.3(j), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          (3)  For the purpose of the adjustment required under this Article 4.B.3(j), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Series A Applicable Conversion Price in the case of the Series A Preferred Stock, the Series B Applicable Conversion Price in the case of the Series B Preferred Stock, the Series C Applicable Conversion Price in the case of the Series C Preferred Stock, the Series D Applicable Conversion Price in the case of the Series D Preferred Stock or the Series E Applicable Conversion Price in the case of the Series E Preferred Stock, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4.b.3(j) shall have the effect of increasing the Series A Applicable Conversion Price, the Series B Applicable Conversion Price, the Series C Applicable Conversion Price, the Series D Applicable Conversion Price or the Series E Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price for such series that was in effect on the original adjustment date or (ii) the Applicable Conversion Price for such series that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of Series A Applicable Conversion Price, the Series B Applicable Conversion Price, the Series C Applicable Conversion Price, the Series D Applicable Conversion Price or the Series E Applicable Conversion Price, as the case may be, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each Applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

          (4)  "Additional Shares of Common Stock" shall mean, with respect to any shares of Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4.B.3(j), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 1,490,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 722,881 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, (4) shares of Series D Preferred Stock or Series E Preferred Stock issued in exchange for the Notes, and any Common Stock issued upon coversion thereof, and (5) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the Notes.

          (5)  The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4.B.3(j), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4.B.3(j), for such Additional Shares of Common Stock.

        (k)  Accountants' Certificate of Adjustment.  In each case of an adjustment or readjustment of an Applicable Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of a series of Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of such series of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such series of Preferred Stock.

        (l)  Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other Corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

        (m)  Automatic Conversion.

          (1)  Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then Applicable Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 4.B.4.

          (2)  Upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Preferred Stock being converted, to and including the date of such conversion.

        (n)  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

        (o)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (p)  Notices.  Any notice required by the provisions of this Article 4.B.3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

        (q)  Payment of Taxes.  The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

        (r)  Dilution or Impairment.  The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

      4.  Dividend Rights

        (a)  Holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, prior and in preference to the holders of any other capital stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefore, cash dividends at the rate of eight percent (8%) of the Series C Original Purchase Price, the Series D Original Purchase Price and the Series E Original Purchase Price (each as defined below) per annum on each outstanding share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events effecting the number of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. Any partial payment will be made among the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock ratably in proportion to the payment each such holder is otherwise entitled to receive.

        (b)  So long as any shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Junior Stock, or purchase, redeem or otherwise acquire for value any shares of Junior Stock until all dividends on the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, shall have been paid or declared and set apart, except for:

          (1)  acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company; or

          (2)  acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares.

        (c)  In the event dividends are paid on any share of Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Stock.

        (d)  The provisions of Article 4.B.4(b) and 4.B.4(c) shall not apply to a dividend payable in Common Stock.

      C.  Common Stock.

      1.  Prior Rights of Preferred Stock.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock and any other series of preferred stock as may be issued in accordance with the provisions hereof.

      2.  Voting Rights.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

      3.  Dividends.  Subject to the provisions of Articles 4.B.1(b) and 4.B.4 hereof, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock.

      4.  Increases or Decreases.  Subject to the provisions of Article 4B.1, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the outstanding Preferred Stock) by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding stock of the Corporation (voting together on an as-if converted basis).

ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditor, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.

      A.  Indemnification.  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), for actions taken in such person's capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the by-laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      B.  Limitation of Liability.  No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provisions of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

      C.  Prospective Amendment.  Any repeal or modification of this Article 6 shall be prospective and shall not affect the rights under this Article 6 in effect at the time of the alleged occurrence of any act or Omission to act giving rise to liability or indemnification.

      Executed in the name of the Corporation by its President, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated: March 4, 2003
COGENT COMMUNICATIONS GROUP, INC.
/s/David Schaeffer David Schaeffer President

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  Exhibit 3.1
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COGENT COMMUNICATIONS GROUP, INC.
ARTICLE 1 . NAME .
ARTICLE 2 . REGISTERED OFFICE AND AGENT .
ARTICLE 3 . PURPOSE .
ARTICLE 4 . CAPITAL STOCK .
ARTICLE 5 . COMPROMISE OR ARRANGEMENT WITH CREDITORS .
ARTICLE 6 . DIRECTORS LIABILITY; INDEMNIFICATION .